                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              EMP ACQUISITION CORP.

                                       AND

                              AMERICAN MEDIA, INC.

                                      DATED

                                February 16, 1999

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
ARTICLE I.  THE MERGER                                                                2
   SECTION 1.1.   The Merger                                                          2
   SECTION 1.2.   Closing                                                             2
   SECTION 1.3.   Effective Time                                                      2
   SECTION 1.4.   Effects of the Merger                                               3
   SECTION 1.5.   Certificate of Incorporation and By-Laws of
                     the Surviving Corporation                                        3
   SECTION 1.6.    Directors                                                          3
   SECTION 1.7.    Officers                                                           3

ARTICLE II.  EFFECT OF THE MERGER ON THE CAPITAL STOCK
               OF THE CONSTITUENT CORPORATIONS                                        3
   SECTION 2.1.    Effect On Capital Stock                                            3
   SECTION 2.2.    Company Option Plan                                                4
   SECTION 2.3.    Consent Statement; Action by Written Consent                       5
   SECTION 2.4.    Releases                                                           6

ARTICLE III.  DISSENTING SHARES; PAYMENT FOR SHARES                                   7
   SECTION 3.1.    Dissenting Shares                                                  7
   SECTION 3.2.    Payment for Shares                                                 7
   SECTION 3.3.    The Debt Offer                                                    10

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                           11
   SECTION 4.1.    Organization and Qualification; Subsidiaries                      11
   SECTION 4.2.    Certificate of Incorporation and By-laws                          12
   SECTION 4.3.    Capitalization                                                    12
   SECTION 4.4.    Authority Relative to this Agreement                              13
   SECTION 4.5.    No Conflict; Required Filings and Consents                        14
   SECTION 4.6.    SEC Reports and Financial Statements                              15
   SECTION 4.7.    Information                                                       16
   SECTION 4.8.    Litigation                                                        17
   SECTION 4.9.    Compliance with Applicable Laws                                   17
   SECTION 4.10.   Employee Benefit Plans                                            17
   SECTION 4.11.   Intellectual Property                                             19
   SECTION 4.12.   Environmental Matters                                             20
   SECTION 4.13.   Material Adverse Change                                           22
   SECTION 4.14.   Certain Approvals                                                 22
   SECTION 4.15.   Opinion of Financial Advisor                                      23
   SECTION 4.15.1. Brokers                                                           23
   SECTION 4.16.   Contracts, Etc.                                                   23
   SECTION 4.17.   Labor Matters                                                     25
   SECTION 4.18.   Tax Matters                                                       25
   SECTION 4.19.   Make Goods; Advertising Credits                                   26
   SECTION 4.20.   Insurance                                                         26
   SECTION 4.21.   Year 2000                                                         26
   SECTION 4.22.   Soap Opera Sale                                                   26



                                      (2)
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ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF NEWCO                           27
   SECTION 5.1.   Organization and Qualification                              27
   SECTION 5.2.   Authority Relative to this Agreement                        27
   SECTION 5.3.   No Conflict; Required Filings and Consents                  28
   SECTION 5.4.   Information                                                 28
   SECTION 5.5.   Financing                                                   29
   SECTION 5.6.   Newco Not an Interested Stockholder or an Acquiring Person  29
   SECTION 5.7.   Newco                                                       29
   SECTION 5.8.   Brokers                                                     30

ARTICLE VI.  COVENANTS                                                        30
   SECTION 6.1.   Conduct of Business of the Company                          30
   SECTION 6.2.   Access to Information; Interim Financials                   34
   SECTION 6.3.   Reasonable Best Efforts                                     35
   SECTION 6.4.   Consents                                                    36
   SECTION 6.5.   Public Announcements                                        36
   SECTION 6.6.   Employee Benefits Matters                                   36
   SECTION 6.7.   Indemnification                                             37
   SECTION 6.8.   No Solicitation                                             38
   SECTION 6.9.   Notification of Certain Matters                             39
   SECTION 6.10.  State Takeover Laws                                         39
   SECTION 6.11.  Disposition of Litigation                                   39
   SECTION 6.12.  Stop Transfer Order                                         39
   SECTION 6.13.  Financing                                                   39
   SECTION 6.14.  Newco Action                                                40

ARTICLE VII.  CONDITIONS TO CONSUMMATION OF THE MERGER                        40
   SECTION 7.1.   Conditions of Each Party's Obligation to Consummate
                  the Merger                                                  40
   SECTION 7.2.   Conditions to Obligation of Newco                           41
   SECTION 7.3.   Conditions to Obligation of the Company                     42

ARTICLE VIII.  TERMINATION; AMENDMENT; WAIVER                                 43
   SECTION 8.1.   Termination                                                 43
   SECTION 8.2.   Effect of Termination                                       44
   SECTION 8.3.   Expenses                                                    44
   SECTION 8.4.   Amendment                                                   45
   SECTION 8.5.   Extension; Waiver                                           45

ARTICLE IX.  MISCELLANEOUS                                                    46
   SECTION 9.1.   Non-Survival of Representations and Warranties              46
   SECTION 9.2.   Entire Agreement; Assignment                                46
   SECTION 9.3.   Validity                                                    46
   SECTION 9.4.   Notices                                                     46
   SECTION 9.5.   Governing Law; Jurisdiction                                 47
   SECTION 9.6.   Waiver of Jury Trial                                        48
   SECTION 9.7.   Descriptive Headings                                        48
   SECTION 9.8.   Counterparts                                                48




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   SECTION 9.9.   Parties in Interest                                         48
   SECTION 9.10.  Certain Definitions                                         48
   SECTION 9.11.  Specific Performance                                        52

DISCLOSURE SCHEDULE










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EXHIBITS

    EXHIBIT A     Form of Certificate of Incorporation of Company immediately after the Effective Time.














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




                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER dated as of February 16, 1999, by and between EMP ACQUISITION CORP., a Delaware corporation ("NEWCO"), and AMERICAN MEDIA, INC., a Delaware corporation (the "COMPANY").

                  WHEREAS, the respective Boards of Directors of Newco and the Company have declared this Agreement to be advisable and determined that the merger of Newco with and into the Company (the "MERGER"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each share of Class A Common Stock, par value $.01 per share (the "CLASS A SHARES"), and each share of Class C Common Stock, par value $.01 per share (the "CLASS C SHARES" and, collectively with the Class A Shares, the "SHARES"), in each case which is issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) and not owned directly or indirectly by Newco or the Company will be converted into the right to receive $7.00 in cash;

                  WHEREAS, all of the issued and outstanding Common Stock, par value $.01 per share (the "NEWCO SHARES"), of Newco is owned by EMP Group LLC or an affiliate thereof;

                  WHEREAS, the adoption of this Agreement requires the approval of a majority of the voting power of the outstanding Shares, voting as a single class (with each Class A Share having one vote per share and each Class C Share having three votes per share) (the "COMPANY STOCKHOLDER APPROVAL");

                  WHEREAS, as a condition to their willingness to enter into this Agreement and consummate the transactions contemplated hereby, Newco has required that Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA, Boston Ventures Company Limited Partnership III, Pemima, L.P. and Michael J. Boylan (each, a "PRINCIPAL STOCKHOLDER") agree, among other things, to execute a written consent in favor of adoption of this Agreement on the date hereof in accordance with the provisions of Section 228 of the GCL, vote the Shares beneficially owned by each of them in accordance with the Voting Agreement and comply with the other provisions of such Voting Agreement; and in order to induce Newco to enter into this Agreement, each Principal Stockholder has executed and delivered the Voting Agreement, dated as of the date hereof, with Newco (the "Voting Agreement");

                  WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  WHEREAS, certain capitalized terms used herein are defined or cross-referenced in Section 9.10.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Newco and the Company agree as follows:

                                   ARTICLE I.

                                   THE MERGER

                  SECTION 1.1. THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time (as defined in Section 1.3) Newco shall be merged with and into the Company. Following the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

                  SECTION 1.2. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "CLOSING") will take place at 10:00 am. on the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "CLOSING DATE"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto; PROVIDED that Newco may, upon written notice given to the Company no later than one business day before the date on which the Closing would otherwise occur, as contemplated by this Section 1.2 cause the Closing to be postponed to a date specified in such notice so long as such date is not more than 85 days after the date hereof, Newco states in such notice that such delay is necessary to permit completion of the offering of Senior Subordinated Notes (as defined in and contemplated by the Commitment Letters) and such notice is accompanied by a letter from the initial purchaser in respect of such offering and addressed to the Company to the effect that such initial purchaser agrees with the aforesaid statement.

                  SECTION 1.3. EFFECTIVE TIME . As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the Company shall execute in the manner required by the GCL and deliver to the Secretary of State of the State of Delaware




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a duly executed certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "EFFECTIVE TIME."

                  SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the GCL.

                  SECTION 1.5. CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

                          (a) The certificate of incorporation of the Company,
as in effect immediately prior to the Effective Time, shall be amended in the Merger so as to read in its entirety in the form set forth as Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law.

                          (b) Subject to the provisions of Section 6.7, the
by-laws of Newco in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law.

                  SECTION 1.6. DIRECTORS. Subject to applicable law, the directors of Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                  SECTION 1.7. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                   ARTICLE II.

    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

                  SECTION 2.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or the holders of Shares or Newco Shares:

                           (a) CONVERSION OF SHARES. Each Share issued and
outstanding immediately prior to the Effective Time (other than any Shares held by Newco or any wholly-owned subsidiary of Newco, in the treasury of the Company or by any wholly-owned subsidiary of the Company), which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be





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canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 3.1) shall be converted into the right to receive following the Merger an amount in cash equal to $7.00 (the "MERGER PRICE").

                           (b) CANCELLATION AND RETIREMENT OF SHARES. As of the
Effective Time, all Shares (other than Shares referred to in Section 2.1(a) which shall be canceled and retired in connection therewith and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Price, without interest thereon, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares so converted (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Price, without interest thereon.

                           (c) CONVERSION OF NEWCO SHARES. As of the Effective
Time, each Newco Share that was issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  SECTION 2.2. COMPANY OPTION PLAN. (a) Newco and the Company shall take all actions necessary so that, immediately prior to the Effective Time, (i) each outstanding option to purchase Shares (an "OPTION") granted under the Company's Amended and Restated Stock Option Plan (the "OPTION PLAN"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be canceled and (iii) in consideration of such cancellation, and except to the extent that Newco and the holder of any such Option otherwise agree, as soon as practicable following the Effective Time, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess of the Merger Price over the exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto).

                           (b) Effective as of the Effective Time, the Company
shall use its reasonable best efforts to take all such action as is necessary prior to the Effective Time to terminate the Option Plan so that on and after the Effective Time no current or former employee or director shall have any Option to purchase shares of common stock or any other equity interest in the Company under the Option Plan. The Company shall use its reasonable best efforts to obtain any consents necessary to release the Company from any liability in respect of any Options.




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                  SECTION 2.3. CONSENT STATEMENT; ACTION BY WRITTEN CONSENT.

                           (a) As soon as practicable following the date of
this Agreement, the Company and Newco shall prepare and file with the SEC a consent statement (the "CONSENT STATEMENT") in connection with the solicitation of written consents in favor of the adoption of this Agreement (the "Consent Solicitation"). The Company and Newco shall use their reasonable best efforts to have the Consent Statement approved by the SEC as promptly as practicable after such filing and the Company shall use its reasonable best efforts to cause the Consent Statement to be mailed to its stockholders as promptly as practicable after receipt of such approval. The Company will notify Newco of the receipt of any comments from the SEC or its staff or of any request by the SEC or its staff for amendments or supplements to the Consent Statement or for additional information and will supply Newco with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Consent Statement prior to its being filed with the SEC and shall give Newco and its counsel the reasonable opportunity to review the Consent Statement and all amendments and supplements thereto and all responses to requests for additional information and replies to comments prior to their being filed with or sent to the SEC. The Company agrees to use its reasonable best efforts, after consultation with Newco, to respond promptly to all such comments of and requests by the SEC. The Company will cause the Consent Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. If at any time prior to the Effective Time any information relating to Newco or the Company, or any of their respective affiliates, officers or directors, should be discovered by Newco or the Company that should be set forth in an amendment or supplement to the Consent Statement so that such document would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The Company shall include in the Consent Statement the recommendation of the Company's Board of Directors that the shareholders consent to the adoption of this Agreement.

                           (b) Upon approval of the Consent Statement by the
SEC, the Company shall solicit written consents for the adoption of this Agreement in compliance with the applicable rules of the New York Stock Exchange and the SEC. Notwithstanding the foregoing, the parties understand that, pursuant to the Voting Agreement, immediately following the execution of this Merger Agreement, the Principal Shareholders will effect the adoption of this Agreement by the stockholders of the Company by taking




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

action by written consent of the stockholders of the Company in lieu of calling a meeting of stockholders pursuant to, and in accordance with, the requirements set forth in Section 228 of the GCL. The Company shall use its best efforts in the making of the Consent Solicitation and in causing the approval of this Agreement and the Merger to become effective as soon as practicable after the date of this Agreement, including but not limited to, fixing a record date for the purpose of determining the holders of Shares entitled to consent to the adoption of this Agreement and distributing the consents to the holders of Shares. The Company shall deliver to Newco, promptly after receipt, but in no case, more than two business days after receipt, notice of receipt of all consents received pursuant to the Consent Solicitation and filing of such consents with the Secretary of the Company. The Company shall promptly file with the Secretary of the Company after receipt, but in no case, more than one (1) business day after receipt, all consents received pursuant to the Consent Solicitation. The Company shall ensure that the Consent Solicitation is conducted in accordance with applicable laws.

                  SECTION 2.4. RELEASES.

                           (a) Effective upon the Effective Time, the Company
hereby releases and forever discharges each person who is now, or has been at any time prior to the date hereof, an officer, director or stockholder (and any direct or indirect partner of any stockholder that is a partnership), trustee or agent of the Company or any of its subsidiaries and each person controlling any of the foregoing persons (individually, a "RELEASED PARTY" and collectively, the "RELEASED PARTIES"), from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which the Company or any of its subsidiaries had, now has or may in the future have, in law or in equity, against any Released Party in any way arising out of, pertaining to or incurred in connection with acts or omissions or alleged acts or omissions by any of them in their capacity as an officer, director or stockholder which acts or omissions existed or occurred at or prior to the Effective Time other than acts or omissions or alleged acts or omissions involving criminal activity, willful misconduct or fraudulent activity by such Released Party (a "RELEASED CLAIM"). This Section 2.4 shall not apply to loans from the Company to any Released Party.

                           (b) The Company shall pay all expenses, including
attorneys' fees, that may be incurred by any Released Party in enforcing the obligations provided for in this Section 2.4 and all expenses, including attorneys' fees, that may be incurred by any Released Party in defending any Released Claim; provided, that the Company shall not be obligated to pay any such expenses incurred by an officer, director or stockholder in the event that the Company is purchasing a claim against such officer, director




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or stockholder for acts or omissions or alleged acts or omissions involving criminal activity, willful misconduct or fraudulent activity unless such person is determined not to have committed such acts or omissions.

                           (c) The rights of each Released Party hereunder shall
be in addition to any other rights such Released Party may have under the charter or by-laws of the Company, under applicable law or otherwise, the provisions of this Section 2.4 shall survive the Merger and each Released Party shall, for all purposes, be a third-party beneficiary of the covenants and agreements of the Company under this Section 2.4 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly.

                                  ARTICLE III.

                      DISSENTING SHARES; PAYMENT FOR SHARES

                   SECTION 3.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who demands in writing appraisal for such Shares in accordance with Section 262 of the GCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("DISSENTING SHARES"), shall not be converted into the right to receive the Merger Price as provided in
Section 2.1(a), but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the GCL unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the GCL. If any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Newco prompt notice of any demands received by the Company for appraisal of Shares, withdrawals of such demands and any other instruments served pursuant to the GCL and received by the Company and, prior to the Effective Time, Newco shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands.

                  SECTION 3.2. PAYMENT FOR SHARES.

                           (a) From and after the Effective Time, a bank or
trust company mutually acceptable to Newco and the Company shall



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

act as paying agent (the "PAYING AGENT") in effecting the payment of the Merger Price. Immediately prior to the Effective Time, Newco shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.1(a).

                           (b) Promptly after the Effective Time, the Surviving
Corporation shall cause the Paying Agent to mail to each record holder of Certificates (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Newco, any wholly-owned subsidiary of Newco, in the treasury of the Company or by any wholly-owned subsidiary of the Company) (i) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Newco may reasonably specify and to which the Company consents (such consent not to be unreasonably withheld or delayed) and (ii) instructions for use in surrendering such Certificates and receiving the aggregate Merger Price in respect thereof. Upon the surrender of each such Certificate, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Shares formerly represented by such Certificate in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Newco, any wholly-owned subsidiary of Newco, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price, that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and that the person surrendering such Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                           (c) Promptly following the date which is 180 days
after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing




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

Shares who has not theretofore complied with Article II and this Article III shall look only to the Surviving Corporation (as a general creditor thereof) for payment of its claim for the Merger Price (without any interest or dividends thereon).

                           (d) NO LIABILITY. None of Newco, the Company or the
Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law to the extent any such law so provides.

                           (e) INVESTMENT IN EXCHANGE FUND. The Paying Agent
shall invest the Merger Price as directed by the Surviving Corporation (within guidelines approved by the Company prior to the Closing Date, which approval shall not be unreasonably withheld or delayed). Any interest resulting from such investment shall be paid to the Surviving Corporation.

                           (f) STOCK TRANSFER BOOKS. After the Effective Time,
there shall be no registrations of transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III.

                           (g) NO FURTHER OWNERSHIP RIGHTS IN SHARES EXCHANGED
FOR CASH. All cash paid upon the surrender for exchange of Certificates formerly representing Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

                           (h) LOST CERTIFICATES. If any Certificate shall have
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Price with respect thereto.

                           (i) WITHHOLDING RIGHTS. The Surviving Corporation
shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or under any provision of state, local or foreign Tax law.




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                  SECTION 3.3. THE DEBT OFFER.

                           (a) Provided that this Agreement shall not have been
terminated in accordance with Section 8.1, the Company shall, as soon as practicable following execution of this Agreement (but in no event later than 15 calendar days after the public announcement of the execution of this Agreement), commence an offer to purchase all of the outstanding aggregate principal amount of the Company's 11.63% Senior Subordinated Notes due 2004 (the "SUBORDINATED NOTES") on the terms set forth in Section 3.3 of the Company Disclosure Schedule (as defined in Article IV) and such other customary terms and conditions as are reasonably acceptable to Newco (the "DEBT OFFER"). The Company shall waive any of the conditions (other than that the Merger shall have been consummated) to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as reasonably requested by Newco, and the Company shall not, without Newco's prior consent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer. Notwithstanding anything in this Agreement, including the immediately preceding sentence, to the contrary, Newco shall not request that the Company make any change to the terms and conditions of the Debt Offer that, in the Company's reasonable judgment, is adverse to the holders of the Subordinated Notes or the Shares or that reasonably could be expected to delay or impair consummation of the Merger or the transactions contemplated hereby unless such change was previously approved by the Company in writing. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions to the Debt Offer, it will accept for payment and pay for the Subordinated Notes as soon as the condition set forth in Section 7.2(f) is satisfied or waived and immediately prior to the Effective Time so long as it is permitted to do so under applicable law.

                           (b) Promptly following the date of this Agreement,
Newco and the Company shall prepare an offer to purchase the Subordinated Notes (or portions thereof) and forms of the related letter of transmittal (the "LETTER OF TRANSMITTAL") (collectively, the "OFFER TO PURCHASE") and summary advertisement, as well as all other information and exhibits (collectively, the "OFFER DOCUMENTS"). Newco and the Company will cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and reasonable approval of Newco. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Subordinated Notes as promptly as practicable following commencement of the Debt Offer in accordance with Section 3.3(a). The Company agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

                           (c) In connection with the Debt Offer, if requested
by Newco, the Company shall promptly furnish Newco with security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the beneficial owners and/or record holders of Subordinated Notes, each as of a recent date, and shall promptly furnish Newco with such additional information (including but not limited to updated lists of holders of the Subordinated Notes, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Newco or its agents may reasonably require in communicating the Debt Offer to the record and beneficial holders of Subordinated Notes.

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Newco that (i) except as set forth in the Company Disclosure Schedule delivered to Newco prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), but, with respect to any representation or warranty, only to the extent that it would be reasonably apparent that a reference on the Company Disclosure Schedule relates to such representation or warranty, and (ii) except as fairly reflected in the notes to the financial statements described in Section 4.6(b) hereof.

                  SECTION 4.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, reasonably could not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company. The term "MATERIAL ADVERSE EFFECT ON THE COMPANY", as used in this Agreement, means any change, effect, event, occurrence or development that is (i) materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole except for any change or effect resulting from (a) general economic, financial or market conditions, (b) any change or effect resulting from conditions or circumstances generally affecting the newspaper or magazine publishing industry so long as such change or effect does not have a materially disproportionate effect on the Company, or (c) changes in laws of general applicability or applicable generally to the newspaper or magazine publishing industry so long as such change or effect does not have a materially disproportionate effect on the Company or (ii) materially adversely affects the ability of the Company to perform its obligations under this Agreement.

                  SECTION 4.2. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore delivered to Newco a complete and correct copy of the certificate of incorporation and the by-laws, each as amended to the date hereof, of the Company and of each of its subsidiaries. Such certificates of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company or its subsidiaries, as applicable. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws.

                  SECTION 4.3. CAPITALIZATION. The authorized capital stock of the Company consists of 155,000,000 Shares divided into 100,000,000 Class A Shares, 20,000,000 shares of Class B Common Stock, par value $.01 per share (the "CLASS B SHARES"), 25,000,000 Class C Shares and 10,000,000 shares of Serial Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), none of which preferred shares are outstanding. As of the close of business on February 8, 1999, there were 21,793,184 Class A Shares issued and outstanding. As of the date of this Agreement, there were no Class B Shares and 20,702,005 Class C Shares issued and outstanding. The Company has no shares of capital stock reserved for issuance, except that (i), as of the close of business on February 8, 1999, there were 1,672,912 Class A Shares issuable upon exercise of outstanding Options (with an average exercise price of $6.02) and (ii) as of the date of this Agreement, there are 20,702,005 Class A Shares issuable upon conversion of Class C Shares. Except as set forth above, as of the close of business on February 8, 1999, or the date of this Agreement, as the case may be, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All the outstanding Shares are, and all Shares which may be issued pursuant to the exercise of outstanding Options or the conversion of Class C Shares will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness or securities having general voting rights (or convertible into securities having such rights) ("VOTING DEBT") of the Company or any of its subsidiaries issued and outstanding. Except as set forth above, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, deliver, transfer or sell or cause to be issued, delivered, transferred or sold any shares of capital stock or Voting Debt of, or other equity or voting interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity or voting interests or obligations of the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. All Options were granted under the Option Plan. Since the close of business on February 8, 1999 and prior to the execution of this Agreement, there have been no Options, Shares or any other voting securities or capital stock issuances by the Company or any subsidiary except for issuances of Shares pursuant to the exercise of Options. Except for the Company's obligations to accept surrendered Class C Shares upon conversion thereof into Class A Shares, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire, or make any payment in respect of, any Shares or the capital stock of the Company or any of its subsidiaries, or to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person (other than cash equivalents, trade receivables and investments in wholly-owned subsidiaries). To the knowledge of the Company, there are no irrevocable proxies with respect to Shares of the Company or any shares of capital stock of any subsidiary of the Company. Section 4.3 of the Company Disclosure Schedule constitutes a true and complete list of the subsidiaries and associated entities of the Company and evidences the amount of capital stock or other equity interests owned by the Company, either directly or indirectly, in such subsidiaries or associated entities. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Company's subsidiaries are 100% owned by the Company or by a subsidiary of the Company (other than the shares of Frontline Marketing, Inc. and Biocide, Inc. (collectively, the "SPECIAL SUBS"), the shares of which are each 80% owned by the Company), in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance, agreement, limitation on voting rights and restriction of any kind (any of the foregoing being a "LIEN"). For the purposes of this Agreement, the Special Subs are considered to be wholly-owned subsidiaries of the Company. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole.

                  SECTION 4.4. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by holders of the Shares to the extent required by the Company's certificate of incorporation and by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Newco, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity (whether considered in a proceeding in equity or in law).

                  SECTION 4.5. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                           (a) None of the execution, delivery and performance
of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof (in each case other than in respect of the financing to be obtained contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby) will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries,
(ii) subject to the governmental filings and of matters referred to in Section 4.5(b), conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (ii) or this clause
(iii) being a "VIOLATION") pursuant to, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clauses (ii) or (iii) for any such Violations which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company.

                           (b) None of the execution, delivery and performance
of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof (in each case other than in respect of the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby) will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "CONSENT"), any administrative, government or regulatory authority, agency, court, commission, tribunal or body, domestic, foreign or supranational (a "GOVERNMENTAL ENTITY"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, pursuant to the GCL, (iii) applicable state takeover statutes, (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any requirements of any foreign or supranational Antitrust Laws (as hereinafter defined) and (v) Consents, the failure of which to obtain or make, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Company.

                  SECTION 4.6. SEC REPORTS AND FINANCIAL STATEMENTS.

                           (a) The Company has filed with the SEC all forms,
reports, schedules, registration statements and definitive proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC REPORTS") required to be filed by the Company with the SEC since December 31, 1995. Other than American Media Operations, Inc. ("OPERATIONS"), no subsidiary of the Company is required to file any form, report, schedule, registration statement or proxy statement with the SEC. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                           (b) Each of the audited and unaudited consolidated
financial statements of the Company (including any related notes and schedules, if any, thereto) included in the SEC Reports complies as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, represents fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein and has been prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the notes thereto. Except as set forth in the consolidated balance sheet of the Company at September 28, 1998, included in the SEC Reports, as of such date, neither the Company nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that (i) is required by GAAP to be reflected on a consolidated balance sheet of the Company as of such date, and (ii) individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Company. Except as set forth in the consolidated balance sheet of the Company at September 30, 1998, included in the SEC Reports, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected on a consolidated balance sheet of the Company, except for liabilities or obligations (i) incurred in the ordinary course of business since September 28, 1998, or (ii) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of January 31, 1999, the aggregate Funded Debt of the Company and its subsidiaries was less than $483 million.

                  SECTION 4.7. INFORMATION. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Consent Statement or (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "OTHER FILINGS") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Consent Statement, at the date it or any amendment or supplement is mailed to stockholders, and at the Effective Time, and, in the case of the Offer Documents, at the time the Offer Documents or any amendments or supplements are first published or sent or given to Holders of the Subordinated Notes, as the case may be, or at the time the Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except, in each case, as the same may be amended or supplemented prior to the Effective Time. The Consent Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Newco in writing specifically for inclusion in the Consent Statement. For purposes of this Agreement, the parties agree that statements made and information in the Consent Statement relating to the Federal income tax consequences of the transactions herein contemplated to holders of Shares shall be deemed to be supplied by the Company and not by Newco.

                  SECTION 4.8. LITIGATION. As of the date hereof: there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that, individually or in the aggregate, reasonably could be expected to (x) have a Material Adverse Effect on the Company or (y) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction or order of any Governmental Entity, administrative or regulatory authority or body, or arbitrator outstanding against the Company or any of its subsidiaries that reasonably could be expected to (x) have, individually or in the aggregate, a Material Adverse Effect on the Company or (y) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award which reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or would enjoin or prohibit the consummation of the transactions contemplated hereby.

                  SECTION 4.9. COMPLIANCE WITH APPLICABLE LAWS. Each of the Company and its subsidiaries has been and is in compliance with all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except to the extent that the failure to have been or comply with such permits, licenses and franchises reasonably could not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are, and are conducting their respective business operations, in compliance with all laws, regulations and orders of any Governmental Entity applicable to any of them, except for such failures so to comply which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company.

                  SECTION 4.10. EMPLOYEE BENEFIT PLANS.

                           (a) Section 4.10 of the Company Disclosure Schedule
includes a complete list of each material "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company or any of its subsidiaries has any present or future right to benefits or under which the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "PLANS."

                           (b) With respect to each Plan, the Company has made
available to Parent a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any, and other written communications; (iv) the three most recent annual financial reports, if any; (v) the three most recent actuarial reports, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any.

                           (c) Each Plan has been established and administered
in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations except for such violations or non-compliances, which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("QUALIFIED PLANS"), the IRS has issued a favorable determination letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

                           (d) All contributions required to be made to any
Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the Effective Time have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company to the extent required under GAAP.

                           (e) No Plan is subject to Title IV or Section 302 of
ERISA or Section 412 or 4971 of the Code. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any material liability under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code or (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

                           (f) (i) With respect to any Plan, no actions, suits
or claims (other than routine claims for benefits in the ordinary course) are pending or threatened and no facts or circumstances exist which could give rise to any such actions, suits or claims; (ii) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject the Company, any of its subsidiaries or the Buyer to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (iii) no event has occurred and no condition exists that would subject the Company or any of its subsidiaries, either directly or by reason of its affiliation with any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b),
(c), (m) or (o)), to any tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no Plan provides for an increase in benefits on or after the Closing Date; and (v) each Plan, excluding individual employment agreements or individual contracts with employees, may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on the Company's balance sheet).

                           (g) Except as set forth in Section 4.10 of the
Company Disclosure Schedule, no Plan exists which could result in the payment to any employee of the Company or any of its subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any employee of the Company or any of its subsidiaries as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G, and whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

                  SECTION 4.11. INTELLECTUAL PROPERTY.

                           (a) Schedule 4.11(a) sets forth (i) all patents,
registrations and applications for Intellectual Property owned, held or used by the Company or any of its subsidiaries, (ii) all material unregistered Intellectual Property owned, held or used by the Company or any of its subsidiaries, and (iii) all material licenses, sublicenses, consent-to-use agreements and other agreements concerning Intellectual Property to which the Company or any of its subsidiaries is a party ("IP LICENSES"). The Company or any of its subsidiaries owns or has the right to use all the Intellectual Property listed on Schedule 4.11(a), and all the Intellectual Property necessary or desirable for the operation of the Company or any of its subsidiaries as each is currently operated and consistent with past practice.

                           (b) Except as set forth on Schedule 4.11(b), and
except for such matters that, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company, (i) all of the Intellectual Property owned or used by the Company or any of its subsidiaries is valid, enforceable and unexpired, is free of all Liens, has not been abandoned, does not infringe or impair the Intellectual Property of any third party and is not being infringed or impaired by any third party; (ii) no judgment, decree, injunction, rule or order has been rendered or, to the Company's knowledge, is threatened by any Governmental Entity which would limit, cancel or question the validity of (or the Company's or any of its subsidiaries' rights regarding ownership or use of) any Intellectual Property owned, held or used by the Company or any of its subsidiaries; (iii) no action, suit or proceeding is pending, or to the Company's knowledge, threatened that seeks to limit, cancel or question the validity of (or the Company's or any of its subsidiaries' rights regarding ownership or use of) any Intellectual Property owned, held or used by the Company or any of its subsidiaries; and (iv) the Company and its subsidiaries are not in breach of or default under any IP License, nor to the Company's knowledge, does a valid basis exist for any other party to any IP License to claim same.

                           (c) For purposes of this Section 4.11, "INTELLECTUAL
PROPERTY" shall mean all U.S., state and foreign intellectual property, including without limitation all (i) (A) patentable inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how; (B) copyrights in works of authorship in any language or media, including computer software, databases and related items, textual works, graphics, artwork, photography, advertising and promotional materials, designs, web site content, and all authors' rights and waivers; (C) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (D) trade secrets, subscriber and advertiser lists and other confidential information; (ii) all registrations, applications, recordings, licenses and other agreements related thereto; and (iii) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto.

                  SECTION 4.12. ENVIRONMENTAL MATTERS. Except for items referred to below which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) each of the Company and each of its subsidiaries complies and has complied with all Environmental Laws applicable to the properties, assets or businesses of the Company and its subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws; (b) no modification, revocation, reissuance, alteration, transfer, or amendment of any of the Environmental Permits, or any review by, or approval of, any third party of any of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company and its subsidiaries following such consummation; (c) no judicial or administrative proceeding is pending or to the knowledge of the Company threatened relating to liability for any off-site disposal or contamination; (d) none of the Company or any of its subsidiaries has received any Environmental Claim, and none of the Company or any of its subsidiaries is aware after reasonable inquiry of any threatened Environmental Claim; (e) none of the Company or any of its subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws; (f) there are and have been no Hazardous Materials at any property owned, operated or otherwise used by the Company or any subsidiary now or in the past that reasonably could be expected to give rise to liability that could reasonably be expected to have a Material Adverse Effect on the Company or any subsidiary under any Environmental Law; (g) there are no past or present events, conditions, circumstances, practices, plans or legal requirements that could reasonably be expected to result in liability to the Company or any of its subsidiaries under Environmental Laws or prevent or increase either the Company's or any of its subsidiaries' burden of complying with Environmental Laws, in either case, such that, individually or in the aggregate, such matters could reasonably be expected to have a Material Adverse Effect; and (h) none of the Company or any of its subsidiaries has entered into or agreed to any consent, decree, order or agreement under any Environmental Law, and none of the Company or any of its subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of Hazardous Materials. For purposes of this Agreement, the following terms shall have the following meanings:

                  "ENVIRONMENTAL CLAIM" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

                  "ENVIRONMENTAL LAWS" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

                  "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of the Company's and its subsidiaries' facilities and otherwise to conduct its business under Environmental Laws.

                  "HAZARDOUS MATERIALS" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

                  SECTION 4.13. MATERIAL ADVERSE CHANGE. Since September 28, 1998, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice (except with respect to the Soap Opera Sale) in all material respects, and, since such date, there has not been (a) any change, effect, event, occurrence or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company or any of its subsidiaries that reasonably could be expected to be materially adverse to the Company and its subsidiaries taken as a whole except for any change resulting from (i) general economic, financial or market conditions, (ii) conditions or circumstances generally affecting the newspaper or magazine publishing industry so long as such change does not have a materially disproportionate effect on the Company, or (iii) changes in laws of general applicability or applicable generally to the newspaper or magazine publishing industry so long as such change does not have a materially disproportionate effect on the Company, (b) any action by the Company or any of its subsidiaries which, if taken after the date of this Agreement, would constitute a breach of any provision of Section
6.1 (other than Section 6.1(i) and (n)) or (c) any change, effect, event, occurrence of development which reasonably could be expected to prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

                  SECTION 4.14. CERTAIN APPROVALS.

                           (a) The Board of Directors of the Company, at a
meeting duly called and held, has by unanimous vote of the directors present and with the written consent of the one director not present (who together constituted 100% of the directors then in office) (a) declared this Agreement advisable and determined that the transactions contemplated hereby, including the Merger and the Debt Offer, are fair to and in the best interests of the stockholders of the Company, (b) duly approved this Agreement and the transactions contemplated hereby, including the Merger and the Debt Offer, and the Voting Agreement and (c) resolved to recommend that the holders of Shares adopt this Agreement. The Board of Directors of the Company has taken appropriate action such that, assuming the accuracy of Newco's representation in
Section 5.6 of this Agreement, the provisions of Section 203 of the GCL will not apply to Newco, any "affiliate" or "associate" (each as defined in Section 203) of Newco or any of the transactions contemplated by this Agreement or the Voting Agreement.

                           (b) The Company Stockholder Vote is the only vote of
the holders of any class or series of the Company's voting securities necessary to approve this Agreement and the transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Voting Agreement.

                  SECTION 4.15. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Lazard Freres & Co., LLC ("LAZARD FRERES") to the effect that the Merger Price is fair to the holders of the Shares from a financial point of view.

                  SECTION 4.15.1. BROKERS. Except for the engagement of Lazard Freres, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company is obligated to pay to Lazard Freres at the Effective Time an aggregate fee of $3.45 million plus its costs and expenses.

                  SECTION 4.16. CONTRACTS, ETC. Section 4.16 of the Company Disclosure Schedule contains a complete and accurate list of all material contracts (written or oral), plans, undertakings, commitments or agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound as of the date of this Agreement ("Contracts") (other than Contracts between or solely among the Company and any of its wholly owned subsidiaries), including those agreements included in the following categories.

                           (a) To the extent not already listed in the Company
Disclosure Schedule, employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers or directors of the Company or the Principal Stockholders (or their affiliates), and all severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its subsidiaries to make any payment to any officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment or both;

                           (b)(i) Contracts for the purchase of
inventory/supplies which are not cancelable (without penalty, cost or other liability in excess of $100,000) within one (1) year and (ii) other contracts made in the ordinary course of business involving future annual expenditures or liabilities of the Company and its subsidiaries in excess of $100,000 which are not cancelable (without penalty, cost or other liability in excess of $100,000) within ninety (90) days;

                           (c) Promissory notes, loans, agreements, indentures,
evidences of indebtedness or other instruments providing for the lending of money in excess of $1,000,000, whether as borrower, lender or guarantor;

                           (d) Contracts containing covenants limiting the
freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person or operate at any location;

                           (e) Joint venture or partnership agreements or joint
development or similar agreements pursuant to which any third party is entitled to develop any products on behalf of the Company or its subsidiaries;

                           (f) Any Contract pending or the acquisition or
disposition, directly or indirectly (by merger or otherwise) of assets with fair market value or book value in excess of $100,000 (other than inventory) or capital stock of another person;

                           (g) Any Contract with an affiliate of the Company or
any of its subsidiaries;

                           (h) Any other Contract containing "change of control"
provisions which would be triggered upon the Merger, sale of the Company or any of its subsidiaries or similar transaction; and

                           (i) all Contracts governing the material distribution
of the publications, subscription servicing and any other material Contract governing the operations of the Company or any subsidiary.

                  True and complete copies of the written Contracts identified on Section 4.16 of the Company Disclosure Schedule have been filed with the SEC as exhibits to the Company SEC Reports or delivered to Newco, including, without limitation, all schedules, exhibits and annexes to such contracts. Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries nor any other party to any Contract is in default under, or in breach or violation of, any Contract and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract, except for such defaults, breaches and violations which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company. Other than contracts which have terminated or expired in accordance with their terms, each of the Contracts is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect. No event (except for the execution, delivery and performance of this Agreement) has occurred which either entitles, or would, on notice or lapse of time or both, entitle, the holder of any indebtedness for borrowed money of the Company or any of its subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any of its subsidiaries.

                  SECTION 4.17. LABOR MATTERS. The Company is not a party to any agreement pursuant to which a labor organization is certified under applicable labor law as a bargaining agent for any of the Company's or any of its subsidiaries' employees, nor is such an agreement being negotiated. There are no representation or certification proceedings, or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and there are not any organizing activities or strikes involving the Company or any of its subsidiaries with respect to any group of employees of the Company or its subsidiaries.

                  SECTION 4.18. TAX MATTERS. Except as set forth on Section 4.18 of the Company Disclosure Schedule: the Company and each of its subsidiaries and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is a member has timely filed all material Tax Returns required to be filed by it in the manner provided by law, has timely paid all material Taxes and has provided adequate reserves as required by GAAP in its financial statements with respect to any liability for Taxes not yet due and payable. Except as set forth in Section 4.18 of the Company Disclosure
Schedule: (i) no deficiencies for any United States federal income Taxes have been proposed, asserted or assessed in writing against the Company or any of its subsidiaries that are not adequately reserved for as required by GAAP; (ii) no audit of any United States Tax Return of the Company or any of subsidiaries is being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect; (iv) neither the Company nor any of its subsidiaries (x) has been a member of an affiliated group filing a consolidated Federal Income Tax Return (other than a group the common parent of which was the Company) or (y) has any liability for the Taxes of any person (other than the Company and its subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law; (v) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries; (vi) neither the Company nor any of its subsidiaries has issued or assumed any obligations described in Section 279(a) of the Code that remains outstanding;
(vii) no claim for unpaid Taxes has become a Lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; and (viii) neither the Company nor any of its subsidiaries has made any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Sections 162(m) or 2180G of the Code. As used herein, "TAXES" shall mean any taxes of any kind including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                  SECTION 4.19. MAKE GOOD; ADVERTISING CREDITS. Set forth in
Section 4.19 of the Company Disclosure Schedule is a description of the policies of the Company and its subsidiaries regarding "make good" and advertising credit requests for each publication.

                  SECTION 4.20. INSURANCE. Section 4.20 of the Company Disclosure Schedule contains a correct and complete description of all performance bonds, policies or binders of insurance held by or on behalf of the Company or its subsidiaries exclusively, or providing coverage for any of their respective properties or assets (in each case specifying the insurer, the amount of coverage, the type of insurance, the risks insured, the expiration date, and the policy number). Except as set forth in Section 4.20 of the Company Disclosure Schedule, to the best of the

Company's knowledge, no state or fact exists and no event has occurred which reasonably might form the basis of any claim against or relating to the Company and its subsidiaries which might substantially increase the insurance premiums payable under or result in the cancellation or nonrenewal of any of the policies or binders listed on such schedule.

                  SECTION 4.21. YEAR 2000. The statement set forth in Section
4.21 of the Company Disclosure Schedule is, as of the date hereof, materially true and correct.

                  SECTION 4.22. SOAP OPERA SALE. On February 3, 1999, the Soap Opera Sale was consummated.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                                    OF NEWCO

                  Newco represents and warrants to the Company that, except as set forth in the Newco Disclosure Schedule delivered to the Company prior to the execution of this Agreement (the "NEWCO DISCLOSURE SCHEDULE"), but, with respect to any representation or warranty, only to the extent that it would be reasonably apparent that a reference on the Newco Disclosure Schedule relates to such representation or warranty:

                  SECTION 5.1. ORGANIZATION AND QUALIFICATION. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in, each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Newco. The term "MATERIAL ADVERSE EFFECT ON NEWCO", as used in this Agreement, means any change in or effect on the business, operations or financial condition of Newco or any of its subsidiaries that (a) materially and adversely affects the ability of Newco to perform its obligations under this Agreement or (b) prevents or delays in any material respect consummation of the transactions contemplated by this Agreement (including, in each case and without limitation, the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby).

                  SECTION 5.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby). The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate actions on the part of Newco and no other corporate proceedings on the part of Newco are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (including the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby). This Agreement has been duly executed and delivered by Newco and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Newco enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights (whether considered in a proceeding in equity or in law) generally and (ii) is subject to general principles of equity.

                  SECTION 5.3. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                           (a) None of the execution, delivery and performance
of this Agreement by Newco, the consummation by Newco of the transactions contemplated hereby or compliance by Newco with any of the provisions hereof will (i) conflict with or violate any provision of the organizational documents of Newco, (ii) subject to the governmental filings and other matters referred to in Section 5.3(b) below, conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Newco, or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Newco or any its subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses (ii) and (iii) for any such Violations which reasonably could not be expected to have a Material Adverse Effect on Newco.

                           (b) None of the execution, delivery and performance
of this Agreement by Newco, the consummation by Newco of the transactions contemplated hereby (including the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby) or compliance by Newco with any of the provisions hereof will require any Consent of any Governmental Entity, except for

(i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, pursuant to the GCL, (iii) applicable state takeover and environmental statutes, (iv) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws, and (v) Consents, the failure of which to obtain or make reasonably could not be expected to have a Material Adverse Effect on Newco.

                  SECTION 5.4. INFORMATION. None of the information supplied or to be supplied by Newco in writing specifically for inclusion in (i) the Offer Documents, (ii) the Consent Statement or (iii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Consent Statement, at the date it or any amendment or supplement is mailed to stockholders, and at the Effective Time, and, in the case of the Offer Documents, at the time the Offer Documents or any amendments or supplements are first published or sent or given to holders of the Subordinated Notes, as the case may be, or at the time the Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except, in each case, as the same may be amended or supplemented prior to the Effective Time. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to any information supplied by the Company or its subsidiaries or any of their respective representatives which is contained in or incorporated by reference in the Consent Statement.

                  SECTION 5.5. FINANCING. Attached as Annex A-1 to A-2 of the Newco Disclosure Schedule are true and complete copies of the letters addressed to the Company, dated the date hereof, issued in connection with the financing of the transactions contemplated by this Agreement (collectively, the "Commitment Letters"). The terms and conditions of the letters attached as Annex A-1 to A-2 of the Newco Disclosure Schedule are satisfactory to Newco.

                  SECTION 5.6. NEWCO NOT AN INTERESTED STOCKHOLDER OR AN ACQUIRING PERSON. Except as a result of the execution of this Agreement or the Voting Agreement, as of the date of this Agreement Newco is not an "INTERESTED STOCKHOLDER" of the Company as such term is defined in Section 203 of the GCL.

                  SECTION 5.7. NEWCO.

                           (a) Except as contemplated by this Agreement, none of
Newco, Evercore Capital Partners L.P., any of their affiliates controlled by any of them, Evercore Partners LLC or any of its affiliates are engaged in the magazine or newspaper publishing business, and there is no intention as of the date hereof, on the part of Newco, Evercore Capital Partners L.P., any of their affiliates controlled by any of them, Evercore Partners

LLC or any of its affiliates, to cause Newco to become affiliated with any person engaged in the magazine or newspaper publishing business.

                           (b) Newco has not engaged in any business, and has
(and prior to the Effective Time will have) no liabilities except for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses of providers of the financing contemplated by the Commitment Letters) in connection with the transactions contemplated hereby), liabilities under this Agreement and liabilities to the providers of finance pursuant to the Commitment Letters as described in the Commitment Letters.

                           (c) None of the Commitment Letters requires that
Newco or its affiliates make any payments (other than reimbursement of costs and expenses as therein provided) before the Effective Time.

                  SECTION 5.8. BROKERS. Neither Newco nor any of its subsidiaries, officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company is or might be liable.

                                   ARTICLE VI.

                                    COVENANTS

                  SECTION 6.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as expressly contemplated by this Agreement (and, for purposes of Section 4.13, the Soap Opera Sale) or with the prior written consent of Newco, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and in compliance with applicable laws and will use its reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company Disclosure Schedule (or for purposes of Section 4.13, the Soap Opera Sale), the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Newco:

                           (a)  adopt any amendment to its certificate of
incorporation or by-laws or comparable organizational documents;

                           (b) except for issuances of capital stock of the
Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, issue, reissue, deliver, sell, pledge or otherwise encumber, agree or commit to issue, reissue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, reissuance, delivery, sale, pledge or encumbrance of shares of capital stock of any class, any other voting securities or equity equivalents (including, without limitation, stock appreciation rights) or securities convertible into, or exchangeable for capital stock or equity equivalents, or any rights, warrants or options to acquire any convertible securities, capital stock, voting securities or equity equivalents other than the issuance of Class A Shares pursuant to the exercise of the Options outstanding on September 30, 1998, and in accordance with their terms as of the date of this Agreement or pursuant to the conversion of Class C Shares;

                           (c) declare, set aside or pay any dividend or other
distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or rights, warrants or options to acquire any such securities, except for the Debt Offer and the purchase of the Subordinated Notes and transactions between or among the Company and any of its wholly-owned subsidiaries;

                           (d) split, combine, subdivide, reclassify or redeem,
purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of its capital stock, or any of its other securities or rights, warrants or options to acquire any such shares or securities, except for the Debt Offer and the purchase of the Subordinated Notes and transactions between or among the Company and any of its wholly owned subsidiaries;

                           (e) (i) except for increases in salary or wages,
benefits of officers or of employees of the Company or its subsidiaries (who are not officers of the Company or Operations) in the ordinary course of business and in accordance with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company or its subsidiaries (who are not officers of the Company or Operations) in conjunction with new hires, promotions or other changes in job status or (iii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business or pursuant to agreements disclosed in Sections 4.10 or 4.16 of the Company Disclosure Schedule, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment, consulting or severance agreement with, any director, officer or other key employee of the Company or any of its subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "EMPLOYEE BENEFIT ARRANGEMENT"), except in each case to the extent required by applicable law or regulation;

                           (f) acquire, sell, lease, license, mortgage, encumber
or dispose of any assets (other than inventory) or securities (including capital stock of the Company's subsidiaries), or enter into any commitment to do any of the foregoing, in each case outside the ordinary course of business, other than transactions between or among the Company and any of its wholly owned subsidiaries;

                           (g) merge or consolidate with, or purchase an equity
interest in or a substantial portion of the assets of, any corporation, partnership, association or other business organization or any division or business thereof other than transactions between or among the Company or any of its fully owned subsidiaries;

                           (h) (i) incur, assume or pre-pay any long-term debt,
incur or assume any short-term debt, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries (other than transactions between or among the Company and any of its wholly-owned subsidiaries or (except for incurring Funded Debt in the ordinary course of business consistent with past practice so long as the aggregate amount of Funded Debt does not exceed $474 million at any one time outstanding) except that the Company and its subsidiaries may incur, assume or pre-pay debt to the extent necessary to effect the Debt Offer and except that the $474 million limitation shall not apply to periods prior to the date hereof;
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than checks in collection and transactions between or among the Company and any of its wholly owned subsidiaries) or (iii) make any loans, advances or capital contributions to, or investments in, any other person except for loans, advances, capital contributions or investments between or among the Company and any of its wholly owned subsidiaries and investments in cash equivalents or trade receivables; or

                           (i) take any other action that reasonably could be
expected to result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Section 7.1 or 7.2 hereof not being satisfied;

                           (j) adopt a plan of complete or partial liquidation
or resolutions provided for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Company or any of its subsidiaries;

                           (k) change any assumption underlying, or method of
calculating, any bad debt, contingency or other reserve, or change any other material accounting principles or practices used by it (except changes that may be necessary or appropriate in order to comply with a change in GAAP that takes effect after the date of this Agreement);

                           (l)(i) pay, discharge or satisfy any claims
(including claims of stockholders or repayment of debt otherwise permitted), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of
(A) liabilities in the ordinary course consistent with past practices, and (B) costs relating to this Agreement and the transactions contemplated hereby, (ii) other than in connection with a settlement otherwise permitted under clause
(iii) below, waive, release, grant or transfer any rights of material value or terminate, modify or change in any material respect any existing material license, lease, contract or other document or (iii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation in the ordinary course of business consistent with past practice if the amount paid (after giving effect to insurance proceeds actually received or to be received) in settlement or compromise does not exceed $75,000; PROVIDED that the aggregate amount paid (after giving effect to insurance proceeds actually received or to be received) in connection with the settlement or compromise of all such litigation matters shall not exceed $1 million (exclusive, in the case of Section 4.13 hereof, of amounts paid in settlement or compromise of litigation after September 28, 1998, but before December 28, 1998);

                           (m) enter into any collective bargaining agreement or
any successor collective bargaining agreement to any collective bargaining agreement;

                           (n) make or agree (other than pursuant to contracts
or arrangements that are terminable by the Company after nor more than 90 days notice and without penalty or cost in excess of $100,000) to make any new capital expenditure or expenditures which exceed, in the aggregate, $5 million if such expenditures are made in the ordinary course of business consistent with past practice

                           (o) engage in any transaction with, or enter into any
agreement, arrangement or understanding with, directly or indirectly, any of the Company's affiliates (other than wholly-owned subsidiaries of the Company);

                           (p) make or change any material Tax election, file
any material amended Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, change any annual Tax accounting period, change any method of Tax accounting, enter into any material closing agreement relating to any Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

                           (q)(i) grant any material bonus, free or make good
space to any advertiser or change the discount structure for any of the Company's advertising customers other than in the ordinary course of business consistent with past practice, (ii) (x) change the 52-week subscription pricing of any of the publications, (y) change the other subscription pricing in any of the publications other than, in the case of this clause (y), in the ordinary course of business consistent with past practice or (z) enter into, amend or terminate any material arrangements with any subscription agents, (iii) change any cover prices, wholesaler discounts or any other changes to the Company's incentive sales programs (wholesale or retail), (iv) enter into any material licensing agreement, arrangement or understanding with respect to television, radio, Internet or other media or enter into any material licensing agreement, arrangement or understanding with respect to any "branded" merchandise bearing any of the trademarks or tradenames owned or licensed by the Company or any subsidiary; (v) enter into, amend or terminate any agreements or arrangements with the national distributor of the publications; or (vi) take any action with respect to the publications in contravention of the advice of the Company's litigation counsel; or

                           (r) authorize any of, or commit, contract, arrange or
agree in writing or otherwise to take any of the foregoing actions.

                  SECTION 6.2. ACCESS TO INFORMATION; INTERIM FINANCIALS.

                           (a) From the date hereof until the Effective Time,
the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "COMPANY REPRESENTATIVES") to, provide Newco and its respective officers, employees, counsel, advisors and representatives (collectively, the "NEWCO REPRESENTATIVES") reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations), during normal business hours and upon reasonable notice, to the offices and other facilities and to the books and records and personnel of the Company and its subsidiaries, as will permit Newco to make inspections of such as it may reasonably require, and will cause the Company Representatives and the Company's subsidiaries to furnish Newco and the Newco Representatives to the extent available with such other information with respect to the business and operations of the Company and its subsidiaries as Newco may from time to time reasonably request. Unless otherwise required by law, Newco will, and will cause the Newco Representatives to, hold any such information in confidence to the extent required by, and in accordance with, the Confidentiality Agreement (as hereinafter defined).

                           (b) No investigation pursuant to this Section 6.2
shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                           (c) As promptly as practicable after their
completion, the Company shall deliver to Newco copies of monthly consolidated balance sheets, statements of operations and cash flows to the extent customarily prepared by the Company in the ordinary course of business and in a manner consistent with past practice.

                  SECTION 6.3. REASONABLE BEST EFFORTS.

                           (a) Subject to the terms and conditions herein
provided, each of the parties hereto agrees to, and shall cause each of its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective, in the most expeditious manner practicable, the Merger, the Debt Offer and the other transactions contemplated by this Agreement and the Voting Agreement.

                           (b) The Company agrees to provide, and will cause its
subsidiaries and its and their respective officers, employees and advisers to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge documents, or other definitive financing documents including a certificate of the chief financial officer (without personal liability thereto) of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by Newco. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Newco, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company. Anything in this Agreement to the contrary notwithstanding, none of the actions, agreements or documents described in this
Section 6.3(b) shall impose any liability on the Company or its subsidiaries until after the Effective Time and Newco shall reimburse the Company for all Expenses incurred thereby (or by its subsidiaries) in respect of the foregoing to the extent provided in Section 8.3 hereof (and all costs of litigation in respect of the Debt Offer as described in Section 6.11 hereof).

                           (c) If at any time after the Effective Time any
further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                           (d) The Company shall not take any action with
respect to any transaction or proposed transaction with a third party with the intention of impeding, interfering with, preventing or materially delaying the Debt Offer or the Merger or diluting the benefits to Newco of the transactions contemplated by this Agreement. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the company is a party. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations conducted heretofore by or on behalf of the Company with respect to any of the foregoing.

                           (e) Each of the parties agrees to cooperate with each
other in taking, or causing to be taken, all actions necessary to delist the Shares from the New York Stock Exchange; provided, that such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is Newco's intent that the Shares following the Merger will not be listed on any national securities exchange or quoted on NASDAQ/NMS.

                  SECTION 6.4. CONSENTS. Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the Merger, the Debt Offer and the other transactions contemplated by this Agreement and the Voting Agreement (provided that the Company shall not pay or agree to pay any material amount to obtain a Consent without the prior approval of Newco).

                  SECTION 6.5. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Newco and the Company agree to use reasonable efforts to consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and the Voting Agreement. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement and the Voting Agreement shall be mutually agreed upon prior to the issuance thereof.

                  SECTION 6.6. EMPLOYEE BENEFITS MATTERS.

                           (a) Except as contemplated herein, the Surviving
Corporation, for a period of at least six months from the Effective Time, shall provide employee benefits under plans, programs and arrangements (other than equity-based plans) which, in the aggregate, will provide benefits to all employees of the Surviving Corporation or its subsidiaries which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Company and its subsidiaries in effect and disclosed to Newco as of the date hereof; PROVIDED, HOWEVER, that nothing herein shall (i) require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporations or (ii) interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law or (iii) prevent the amendment or termination of any such plan, program or arrangement, so long as in each such case the aggregate of benefits provided to all employees of the Surviving Corporation or its subsidiaries for such six month period are no less favorable than those provided pursuant to the plans, programs and arrangements of the Company and its subsidiaries in effect and as disclosed to Newco as of the date hereof.

                           (b) Newco and the Company agree that, for purposes
of the Employee Severance Policy as reflected in Section 6.6 of the Company Disclosure Schedule the resignations contemplated by Section 7.2(h) hereof from persons who are also employees of the Company or any of its subsidiaries shall not affect the rights of such resigning directors under such severance policy.

                  SECTION 6.7. INDEMNIFICATION.

                           (a) Newco agrees that all rights to indemnification
now existing in favor of any current or former employee, agent, director or officer of the Company and its subsidiaries (the "INDEMNIFIED PARTIES") as provided in their respective certificates of incorporation or by-laws, in an agreement between an Indemnified Party and the Company or one of its subsidiaries, in effect on the date hereof and disclosed in Section 6.7 of the Company Disclosure Schedule shall survive the

Merger and shall continue in full force and effect for a period of six years from the Effective Time; PROVIDED that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

                           (b) Subject to the terms hereof, Newco agrees that
the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time. Prior to the Effective Time, the Company shall endeavor to, and shall be permitted to, satisfy its obligations under the preceding sentence by extending coverage under such insurance policies pursuant to a six-year "tail" policy if the terms of such "tail" policy are agreed to in writing by Newco. If such a "tail" policy cannot be purchased on such terms prior to the Effective Time, then the Company shall endeavor to obtain coverage contemplated by the first sentence of this Section 6.7(b) at the lowest premium cost available; PROVIDED, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.7(b) within such limitation it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount; and PROVIDED, FURTHER, that during such six-year period the Surviving Corporation shall review, not less than annually, the feasibility of purchasing tail coverage for the balance of such six-year period and shall endeavor to purchase such coverage if it is available at a cost not exceeding the maximum amount that the Surviving Corporation would otherwise be obligated to pay for such remaining period under the first proviso to this sentence. The Company represents and warrants that the current annual premium for such insurance coverage is $182,200.

                           (c) The provisions of this Section 6.7 shall survive
the Merger, and each Indemnified Party shall, for all purposes, be a third-party beneficiary of the covenants and agreements of Newco and the Company under this
Section 6.7 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly.

                  SECTION 6.8. NO SOLICITATION. The Company agrees that, prior to the Effective Time, it and each of its subsidiaries shall not, and shall not authorize or permit any of its or its subsidiaries' directors, officers, employees, agents, advisors or representatives, directly or indirectly, to (a) solicit, initiate or encourage or knowingly facilitate the submission of any inquiries or the making of any proposal (a "TAKEOVER PROPOSAL") with respect to any acquisition or purchase of a significant amount of assets of the Company and its subsidiaries, taken as a whole (other than inventory), or of over 15% of any class of equity securities of the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, reclassification, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement and the Voting Agreement (an "ACQUISITION TRANSACTION"), (b) negotiate, explore or otherwise participate in discussions with any person (other than Newco or its directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction, or furnish to any person (other than Newco or its directors, officers, employees, agents and representatives) any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Newco or its directors, officers, employees, agents and representatives) to do or seek any of the foregoing, in each case, in respect of an Acquisition Transaction or (c) enter into any agreement, arrangement or understanding with respect to, or endorse, any Takeover Proposal.

                  SECTION 6.9. NOTIFICATION OF CERTAIN MATTERS. Newco and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (b) any failure of the Company or Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder or shall limit or otherwise affect the remedies available hereunder to the parties receiving such notice.

                  SECTION 6.10. STATE TAKEOVER LAWS. The Company shall, upon the request of Newco, take all reasonable steps to assist in any challenge by Newco to the validity or applicability to the transactions contemplated by this Agreement, including the Merger and the Voting Agreement, of any state takeover law.

                  SECTION 6.11. DISPOSITION OF LITIGATION. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Debt Offer or the Merger and will cooperate with Newco to resist any such effort to restrain or prohibit or otherwise oppose the Debt Offer or the Merger.

                  SECTION 6.12. STOP TRANSFER ORDER. The Company shall notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (as defined in the Voting Agreement) and that the Voting Agreement places limits on the voting of the Subject Shares.

                  SECTION 6.13. FINANCING.

                           (a) Newco shall use its reasonable best efforts
(including complying with the provisions of the Commitment Letters) to obtain the debt and equity financing necessary to consummate the Merger.

                           (b) Newco shall (i) fully enforce its rights under
the Commitment Letters and the documents contemplated thereby and (ii) not amend, modify or terminate any of the Commitment Letters in a manner which reasonably could be expected to result in a Material Adverse Effect on Newco.

                           (c) Newco shall not include any information
concerning the Company or its subsidiaries in any offering document to be used in connection with a sale of securities contemplated by the Commitment Letters to which the Company reasonably objects and Newco shall provide the Company with copies of all such material to enable the Company to comment thereon.

                           (d) At the Effective Time, Newco shall provide the
Company with a copy of each solvency opinion (if any) delivered to any source of financing in respect of the transactions contemplated hereby. Such opinion shall state that it may be relied upon by the Board of Directors of the Company.

                           (e) None of Newco, Evercore Capital Partners L.P.,
any of their affiliates controlled by any of them, Evercore Partners LLC or any of its affiliates shall announce, or announce any intention to pursue, any transaction that, if announced on the date hereof, could reasonably be expected to have a Material Adverse Effect on Newco.

                  SECTION 6.14. NEWCO ACTION. Newco shall not take any action that reasonably could be expected to result in any of the representations and warranties of Newco set forth in this

Agreement becoming untrue or any of the conditions to the Merger set forth in
Section 7.1 or 7.3 not being satisfied.

                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  SECTION 7.1. CONDITIONS OF EACH PARTY'S OBLIGATION TO CONSUMMATE THE MERGER. The respective obligations of Newco and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                                    (a) STOCKHOLDER APPROVAL. The stockholders
of the Company shall have duly approved the transactions contemplated by this Agreement, pursuant to the requirements of the Company's certificate of incorporation and applicable law.

                                    (b) HSR ACT. The waiting period (and any
extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                                    (c) INJUNCTIONS; ILLEGALITY. The
consummation of the Merger, shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of such order, judgment, decree, injunction or ruling and to appeal as promptly as practicable any such order, judgment, decree, injunction or ruling.

                  SECTION 7.2. CONDITIONS TO OBLIGATION OF NEWCO. The obligations of Newco to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

                           (a) REPRESENTATIONS AND WARRANTIES. The
representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Newco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company (with no personal liability thereto) to the effect set forth in this paragraph.

                           (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The
Company shall have performed, in all material respects, the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                           (c) CONSENTS, ETC. Newco shall have received
evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities, the failure of which to obtain reasonably could be expected to have a Material Adverse Effect on the Company, have been obtained.

                           (d) NO MATERIAL LITIGATION. There shall not be
pending by any Governmental Entity or any other third party any suit, action or proceeding which has a reasonable likelihood of success (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement or seeking to obtain from Newco or any of its affiliates any damages that are material (assuming that the Merger had been consummated) to any party, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries or (iii) seeking to impose limitations on the ability of Newco (or any designee of Newco pursuant to the Voting Agreement) or any stockholder of Newco or the Company to acquire or hold, or exercise full rights of ownership of, any Shares, including, without limitation, the right to vote the Company's shares on all matters properly presented to the stockholders of the Company.

                           (e) FINANCING. Newco shall have received the
proceeds of financing on the terms and conditions set forth in Annexes A-1 through A-2 of the Newco Disclosure Schedule or upon terms and conditions which are substantially equivalent thereto and to the extent that any terms and conditions are not set forth in Annexes A-1 through A-2 of the Newco Disclosure Schedule, on terms and conditions reasonably satisfactory to Newco.

                           (f) SUBORDINATED NOTES. Newco shall have received
evidence that the terms of the Subordinated Notes shall have been amended as contemplated by the terms of the Debt Offer. The Company shall have purchased at least that principal amount of Subordinated Notes as equals the minimum condition of the Debt Offer.

                           (g) APPRAISAL RIGHTS. Stockholders comprising no more
than 20% of the outstanding Shares shall have demanded appraisal rights under
Section 262 of the GCL.

                           (h) RESIGNATIONS OF COMPANY DIRECTORS. Each director
of the Company shall have resigned as a director of the Company pursuant to a letter of resignation signed thereby and delivered to Newco and the Company.

                           (i) NO MATERIAL ADVERSE CHANGE. Since March 31, 1998,
there shall not have occurred any change, effect, event, occurrence or development that is materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole except for any change or effect resulting from (i) general economic, financial or market conditions, (ii) any change or effect resulting from conditions or circumstances generally affecting the newspaper or magazine publishing industry so long as such change or effect does not have a materially disproportionate effect on the Company or (iii) changes in laws of general applicability or applicable generally to the newspaper or magazine publishing industry so long as such change or effect does not have a materially disproportionate effect on the Company.

                  SECTION 7.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions.

                           (a) REPRESENTATIONS AND WARRANTIES. The
representations and warranties of Newco set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date. The Company shall have received a certificate signed on behalf of Newco by an authorized officer of Newco (with no personal liability thereto) to the effect set forth in this paragraph.

                           (b) PERFORMANCE OF OBLIGATIONS OF NEWCO. Newco shall
have performed, in all material respects, the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                                  ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

                  SECTION 8.1. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or of Newco:

                           (a) by the mutual written consent of Newco and the
Company;

                           (b) by Newco or the Company if any court or other

Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, the Debt Offer or any of the transactions contemplated by the Merger Agreement, or otherwise altering the terms of any of the forgoing in any material respect and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

                           (c) by the Company if there shall have occurred, on
the part of Newco, a breach of any representation, warranty, covenant or agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and which is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to Newco or cannot be cured by the termination date set forth in Section 8.1(e) (provided that the Company is not then in breach of any representation, warranty covenant or agreement contained in this Agreement which would give rise to a failure of a condition set forth in Section 7.2(a) or 7.2(b));

                           (d) by Newco if there shall have occurred, on the
part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and which is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Newco to the Company or cannot be cured by the termination date set forth in Section 8.1(e) (provided that Newco is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement which would give rise to a failure of a condition set forth in Section 7.3(a) or 7.3(b));

                           (e) by Newco or the Company, if the Merger shall not
have been consummated on or before the earlier of (i) the later of 120 days after the date hereof or 25 business days after the first date on which the Company is permitted to disseminate the Consent Statement to its stockholders pursuant to the rules and regulations under the Exchange Act and the NYSE or
(ii) 140 days after the date hereof; PROVIDED, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of any representation, warranty or covenant in this Agreement;

                           (f) by Newco, if the Company Stockholder Approval
shall not have been obtained.

                  SECTION 8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1, this

Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section 8.2, Section 8.3, the last sentence of Section
6.2 and Article IX, which shall survive any such termination. Nothing contained in this Section 8.2 or Section 8.3 shall relieve any party from liability for any willful breach of any agreement or covenant of such party prior to termination of this Agreement or for any breach of the Confidentiality Agreement.

                  SECTION 8.3. EXPENSES.

                           (a) Whether or not the Merger is consummated (unless
otherwise provided in Section 8.2 or this Section 8.3), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; PROVIDED, HOWEVER, if the Merger as contemplated by this Agreement is consummated, then the fees and expenses incurred by Newco and its affiliates in connection with this transaction shall be paid by the Company.

                           (b) If this Agreement is terminated pursuant to
Section 8.1(e), then Newco shall pay to the Company all Expenses incurred by the Company in respect of the performance of the Company's obligations in Sections 3.3, 6.3 and 6.11 hereof in respect of the Debt Offer and the financing contemplated by the Commitment Letters.

                           (c) If this Agreement is terminated by Newco pursuant
to Section 8.1(d) or 8.1(f), then the Company shall pay to Newco all Expenses incurred by Newco and its affiliates. Any payment pursuant to this Section 8.3(c) shall reduce damages otherwise obtainable by Newco in respect of a willful breach by the Company of this Agreement.

                           (d) If this Agreement is terminated by the Company
pursuant to Section 8.1(c), then Newco shall pay to the Company all Expenses incurred by the Company thereby. Any payment pursuant to this Section 8.3(d) shall reduce damages otherwise obtainable by the Company in respect of a willful breach by Newco of this Agreement.

                  "EXPENSES" means all out-of-pocket fees and expenses actually incurred by any party hereto or on its behalf, whether before or after the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, including the Merger and the Debt Offer, and the Voting Agreement, including without limitation the costs and expenses payable by such party or its affiliates to all banks, investment banking firms and other financial institutions, and the fees and expenses of their respective agents and counsel, all fees and expenses of counsel, accountants, experts and consultants to such party or its affiliates, and, in the case of Newco and its affiliates, all salary and bonus payments, expense reimbursements and other payments (not to exceed an amount disclosed to the Company in a letter dated the date hereof from Newco to the Company) made by Newco or its affiliates to David Pecker and, further, including without limitation fees and expenses of the party attempting to collect such Expenses that are incurred in connection with, any litigation or other proceedings to collect the Expenses if such party prevails in such litigation or proceeding. Expenses shall not include fees to any person (or its affiliates) providing, directly or indirectly, equity finance or costs of employee compensation or overhead thereof.

                  SECTION 8.4. AMENDMENT. This Agreement may be amended by the Company and Newco at any time before or after any approval of this Agreement by the stockholders of Newco or of the Company but, after any such approval, no amendment shall be made which under applicable law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

                  SECTION 8.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant thereto by any other party or (iii) subject to applicable law, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX.

                                  MISCELLANEOUS

                  SECTION 9.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Sections 2.4 and 3.2, Section 6.3(c) and Sections 6.6 and 6.7 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

                  SECTION 9.2. ENTIRE AGREEMENT; ASSIGNMENT.

                           (a) This Agreement (including the documents and
the instruments referred to herein) and the letter agreement, by and between Purchaser and the Company (the "CONFIDENTIALITY AGREEMENT"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                           (b) Neither this Agreement nor any of the rights,
interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; PROVIDED, that Newco may assign its rights hereunder to any of its affiliates, but no such assignment shall relieve Newco of its obligations hereunder or cause any representation or warranty of the Company or Newco herein to be materially incorrect or, in the Company's reasonable judgment, materially delay the Closing or the consummation of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  SECTION 9.3. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                  SECTION 9.4. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

                  If to Newco:

                  EMP Acquisition Corp.
                  65 East 55th Street
                  New York, New York 10022
                  Attention:  Austin Beutner

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention:  Alan G. Schwartz, Esq.

                  If to the Company:

                  American Media, Inc.
                  600 South East Coast Avenue
                  Lantana, Florida 33464
                  Attention:  Peter J. Callahan
                  with a copy to:

                  Willkie Farr & Gallagher
                  787 Seventh Avenue
                  New York, New York 10019
                  Attention:  Jack H. Nusbaum, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  SECTION 9.5. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                           (a)(b) In addition, each of the parties hereto
(i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

                  SECTION 9.6. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

                  SECTION 9.7. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 9.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  SECTION 9.9. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections [2.4 and] 6.6(b), 6.7, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  SECTION 9.10. CERTAIN DEFINITIONS. As used in this Agreement:

                  "ACQUISITION TRANSACTION" shall have the meaning set forth in
Section 6.8.

                  "AFFILIATE", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  "CERTIFICATE" shall have the meaning set forth in Section 2.1(b).

                  "CLASS A SHARES" shall have the meaning set forth in the Recitals hereto.

                  "CLASS B SHARES" shall have the meaning set forth in Section 4.3.

                  "CLASS C SHARES" shall have the meaning set forth in the Recitals hereto.

                  "CODE" shall have the meaning set forth in Section 3.2(i).

                  "COMMITMENT LETTERS" shall have the meaning set forth in
Section 5.5.

                  "COMPANY" shall have the meaning set forth in the first paragraph of this Agreement.

                  "COMPANY DISCLOSURE SCHEDULE" shall have the meaning set forth in Article 4.

                  "COMPANY REPRESENTATIVES" shall have the meaning set forth in
Section 6.2.

                  "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 9.2(a).

                  "CONSENT" shall have the meaning set forth in Section 4.5(b).

                  "CONSENT STATEMENT" shall have the meaning set forth in
Section 2.3(a).

                  "CONTROL" shall have the meaning set forth in the definition of affiliate.

                  "DISSENTING SHARES" shall have the meaning set forth in
Section 3.1.

                  "EFFECTIVE TIME" shall have the meaning set forth in Section 2.2.

                  "EMPLOYEE BENEFIT ARRANGEMENT" shall have the meaning set forth in Section 6.1(e).

                  "ENVIRONMENTAL LAW" shall have the meaning set forth in
Section 4.12.

                  "ERISA" shall have the meaning set forth in Section 4.10(a).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "FUNDED DEBT" means, in respect of the Company and its subsidiaries as of any date, all indebtedness of such person which by its terms or by the terms of any instrument or agreement relating thereto matures one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including without limitation an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof, and shall also include the current maturities of any such indebtedness as of such date.

                  "GAAP" shall have the meaning set forth in Section 4.6(b).

                  "GCL" shall have the meaning set forth in the Granting
Clauses.

                  "GOVERNMENTAL ENTITY" shall have the meaning set forth in
Section 4.5(b).

                  "HSR ACT" shall have the meaning set forth in Section 4.5(b).

                  "HAZARDOUS SUBSTANCE" shall have the meaning set forth in
Section 4.12.

                  "IRS" shall have the meaning set forth in Section 4.10(c).

                  "INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 6.7(a).

                  "INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 4.11(c).

                  "INTERESTED STOCKHOLDER" shall have the meaning set forth in
Section 5.6.

                  "LAZARD FRERES" shall have the meaning set forth in Section 4.15.

                  "LIEN" shall have the meaning set forth in Section 4.3.

                  "MATERIAL ADVERSE EFFECT ON THE COMPANY" shall have the meaning set forth in Section 4.1.

                  "MATERIAL ADVERSE EFFECT ON PARENT" shall have the meaning set forth in Section 5.1.

                  "MERGER" shall have the meaning set forth in the Granting Clauses.

                  "MERGER PRICE" shall have the meaning set forth in Section
2.1.

                  "OPERATIONS" shall have the meaning set forth in Section
4.6(a).

                  "OPTION" shall have the meaning set forth in Section 2.2.

                  "OPTION PLAN" shall have the meaning set forth in Section 2.2.

                  "OTHER FILINGS" shall have the meaning set forth in Section
4.7.

                  "PAYING AGENT" shall have the meaning set forth in Section 3.2(a).

                  "PERSON" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

                  "PLANS" shall have the meaning set forth in Section 4.10(a).

                  "PREFERRED STOCK" shall have the meaning set forth in Section 4.3.

                  "RELEASED CLAIM" shall have the meaning set forth in Section 2.4.(a).

                  "RELEASED PARTY" shall have the meaning set forth in Section 2.4(a).

                  "SEC" means the Securities and Exchange Commission.

                  "SEC REPORTS" shall have the meaning set forth in Section 4.6(a).

                  "SHARES" shall have the meaning set forth in the Granting Clauses.

                  "SOAP OPERA SALE" means the sale of the assets of the Company and its subsidiaries pursuant to the agreements and documents included in
Section 4.22 of the Company Disclosure Schedule.

                  "SPECIAL SUBS" shall have the meaning set forth in Section
4.3.

                  "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to Newco, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Newco, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "SURVIVING CORPORATION" shall have the meaning set forth in
Section 2.1.

                  "TAX RETURN" shall have the meaning set forth in Section 4.19.

                  "TAXES" shall have the meaning set forth in Section 4.19.

                  "VIOLATION" shall have the meaning set forth in Section
4.5(a).

                  "VOTING DEBT" shall have the meaning set forth in
Section 4.3.

                  SECTION 9.11. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                           EMP ACQUISITION CORP.



                                           By: /s/ Austin Beutner
                                              ---------------------------------
                                              Name:  Austin Beutner
                                              Title: President

                                           AMERICAN MEDIA, INC.



                                           By: /s/ Michael J. Boylan
                                              ---------------------------------
                                              Name:  Michael J. Boylan
                                              Title: Vice Chairman,
                                                     Publishing Operations